Exhibit 23.0

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements of WGL Holdings, Inc. and Washington Gas Light Company of our report dated November 1, 2002 (November 27, 2002, as to Note 13) appearing in this Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2002:

WGL Holdings, Inc.

Form S-3	No. 33-61199
Form S-8	No. 333-83185
Form S-8	No. 333-01471
Form S-8	No. 333-01469

Washington Gas Light Company

Form S-3 Form S-8	No. 333-58606 No. 333-16181

DELOITTE & TOUCHE LLP
McLean, VA
December 20, 2002